SmileDirectClub Announces Departure Of CFO Kyle Wailes

NASHVILLE, Tenn., December 7, 2021 – SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced the resignation of Chief Financial Officer Kyle Wailes to pursue a CEO opportunity at a healthcare company. Wailes will remain in his role to support the transition of responsibilities through March 1, 2022 and will continue to own a significant amount of equity in the Company.

David Katzman, Chief Executive Officer of SmileDirectClub, said, “On behalf of our entire team, I would like to thank Kyle for his leadership and the commitment he has demonstrated to SmileDirectClub throughout a critical stage in our growth from startup to public company, including through the challenges of the pandemic and the recent inflationary macro environment. Kyle and I have been working on his career development, and his desire to be a CEO has become clear. He has been an invaluable member of our leadership team, and I wish him all the best in his new role.”

“It has been an honor to serve as CFO of SmileDirectClub and participate in its growth from disruptor to challenger in the oral care industry,” said Wailes. “I have complete confidence in the brand and the opportunity ahead for the Company, and I am thankful to have had the opportunity to work with the talented and driven team at SmileDirectClub.”

The Company has retained executive search experts Korn Ferry to lead a formal search for a new Chief Financial Officer with public company experience. Wailes will continue to support the transition through March 1, 2022.

###

About SmileDirectClub SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening. Through its cutting-edge telehealth technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry, offering consumers the ability to get clinically safe and effective treatment but without the 3x markup. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee and operates in the U.S., Canada, Australia, New Zealand, United Kingdom, Ireland, Germany, Austria, Netherlands, Hong Kong, Singapore, Spain, France and Mexico. For more information, please visit SmileDirectClub.com.

Contact:
SmileDirectClub Media Relations: Press@SmileDirectClub.com
SmileDirectClub Investor Relations: InvestorRelations@smiledirectclub.com

###